CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Acquires

French’s Mustard Headquarters

New York, New York, August 16, 2012 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced today that it closed on the acquisition of the French’s Mustard headquarters located in Chester, New Jersey, at a purchase price of $10.0 million, exclusive of customary closing costs. The capitalization rate is 9.64% (calculated by dividing annualized rental income on a straight-line basis by base purchase price). The original lease has a 10-year term with 5.7 years currently remaining.

The building contains approximately 32,000 rentable square feet and is 100% leased to French’s Mustard’s parent company, Reckitt Benckiser Group plc (LSE: RB), a British multinational consumer goods company headquartered in Slough, United Kingdom. Reckitt Benckiser carries an investment grade credit rating as determined by major credit rating agencies.

This property represents the final purchase of 23 previously-announced properties by ARCP since the successful close of the Company’s underwritten public offering in June 2012.

“We are pleased to add this property to our portfolio, and will continue to seek accretive acquisitions such as this one which contributes yet another name brand to our stable of high quality tenants,” commented Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP. “This purchase will further enhance our portfolio’s tenant mix and geographic diversification. We continue to take advantage of plentiful buying opportunities in the market consistent with our guidance model and our investment strategy.”

About the Company

American Realty Capital Properties, Inc., a publicly traded Maryland corporation listed on The NASDAQ Capital Market under the trading symbol “ARCP,” is an externally managed real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a medium-term basis generally to investment grade tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

For more information about this announcement, please contact Tony DeFazio of DeFazio Communications, LLC at 484-532-7783 or tony@defaziocommunications.com.